SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                         ------------------------------

                                   FORM 8-A/A

                      AMENDMENT TO A REGISTRATION STATEMENT
                                   ON FORM 8-A

                        Pursuant to Section 12(b) or (g)
                     of the Securities Exchange Act of 1934


                                  EXEL LIMITED
              ---------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



        CAYMAN ISLANDS                  1-10804                  98-0058718
----------------------------         -------------          --------------------
(State or Other Jurisdiction          (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)



CUMBERLAND HOUSE, 1 VICTORIA STREET, HAMILTON, BERMUDA            HM 11
--------------------------------------------------------     --------------
        (Address of Principal Executive Offices)               (Zip Code)




                                 (441) 292-8515
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              (Registrant's telephone number, including area code)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Amendment to Description of Registrant's Securities to be Registered:

          On December 1, 1995, EXEL Limited, a limited liability company organized under the laws of the Cayman Islands ("EXEL"), entered into a Rights Agreement (the "Rights Agreement"), by and between EXEL and Mellon SecuritiesTrust Company, as rights agent (the "Rights Agent"). EXEL and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent, entered into the first amendment to the Rights Agreement (the "Amendment") as of March 16, 1998. The Amendment provides that the execution and delivery by (i) EXEL, Exel Merger Company Ltd., a limited liability company organized under the laws of the Cayman Islands ("New EXEL Limited"), and Mid Ocean Limited, a limited liability company organized under the laws of the Cayman Islands ("Mid Ocean"), of the Agreement and Scheme of Arrangements, dated as of March 16, 1998 (the "Arrangements Agreement"), and by (ii) EXEL and JP Morgan Capital Corporation ("JP Morgan") of the Support Agreement, dated as of March 16, 1998, and the consummation of the transactions contemplated by such agreements, will not cause either (i) New EXEL Limited, Mid Ocean, or JP Morgan to be deemed an Acquiring Person (as defined in the Rights Agreement), or (ii) a Distribution Date (as defined in the Rights Agreement) to occur pursuant to the Rights Agreement. The Amendment also provides that the amended Rights Agreement will expire immediately prior to the consummation of the schemes of arrangement contemplated by the Arrangements Agreement, if not earlier.

          On December 6, 1995, EXEL filed a copy of the Rights Agreement with the Securities and Exchange Commission registering the preferred stock purchase rights issued pursuant to the Rights Agreement under Section 12(b) of the Securities Exchange Act of 1934, as amended. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

Exhibit     Description

2.1 Amendment, dated as of March 16, 1998, to Rights Agreement, dated as of December 1, 1995, by and between EXEL and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent.

                                   SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               EXEL LIMITED


Dated April 27, 1998                           By:/s/ Paul S. Giordano
                                                 Name: Paul S. Giordano
                                                 Title: Senior Vice President,
                                                        General Counsel and
                                                        Secretary

                                  EXHIBIT INDEX

Exhibit     Description

2.1 Amendment, dated as of March 16, 1998, to Rights Agreement, dated as of December 1, 1995, by and between EXEL and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent.